Exhibit 99.1

Enservco Corporation Provides Update Concerning Non-Compliance with NYSE American Listing Standards

LONGMONT, Colo., June 10, 2024 (GLOBE NEWSWIRE) – Enservco Corporation (NYSE American: ENSV) (“Enservco”, or the “Company”), a diversified national provider of specialized well-site services to the domestic onshore conventional and unconventional oil and gas industries, today announced that the staff of NYSE Regulation has determined to commence proceedings to delist the common stock of Enservco from the Exchange. NYSE Regulation has determined that the Company is no longer suitable for listing pursuant to Section 1009(a) of the NYSE American Company Guide (the “Company Guide”) as the Company was unable to attain a minimum of $6.0 million of stockholders’ equity by June 9, 2024; the end of the maximum 18-month compliance plan period.

The Company has a right to a review of staff’s determination to delist the common stock by the Listings Qualifications Panel of the Committee for Review of the Board of Directors of the Exchange (the “Panel”).

Enservco plans to request a hearing to file an appeal with the Panel and to submit a cure of its equity deficit (as required, between the notice and hearing dates). The hearing date will be set by the Panel and the Company will communicate that date to the shareholders when established. Following such appeal, a decision by the Panel will be made and announced by NYSE Regulation regarding either proceeding with suspension and delisting or continued trading in the Company’s common stock. During the appeal review period, the Company’s stock will continue to be listed and traded on the NYSE American exchange.

The Company’s planned resolution of its equity deficit (the “Updated Plan”) includes a series of components, some of which are outlined below. The Company’s management believes these actions will satisfy the stockholders’ equity requirement and allow it to remain listed on the NYSE American exchange.

●	The Company has entered into a terms sheet for a $10 million equity line of credit and expects to announce the entering into definitive agreements for the equity line of credit within 48 hours.
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Rich Murphy and Cross River Partners, L.P., has now converted its $1.2 million November 2022 convertible note and also the aggregate of $1.0 million of its September and October 2023 convertible notes into equity.

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The Company is continuing to actively explore other components to its Updated Plan. This includes completing the financing for its previously announced acquisition of Buckshot Trucking LLC which includes, amongst other terms, the issuance of $1.25 million of equity.

●	Last, the Company is continuing to explore strategic initiatives to rationalize its assets and reduce reliance upon the seasonal frac heating business.

The Company understands that the Panel’s appeal review period may take up to several months. Enservco plans to execute the Updated Plan to attain the required $6 million of stockholders’ equity. The Company’s stock will continue to trade on the NYSE American, during the appeal review period. However, there can be no assurance that the Company will successfully execute all of the elements of the Updated Plan and thus regain compliance with all applicable NYSE American listing standards. In such event, Enservco’s common stock will be delisted from the NYSE American.

Enservco’s receipt of such notification from the NYSE American does not affect the Company’s business, operations, or reporting requirements with the U.S. Securities and Exchange Commission, nor does it suspend the trading of the Company’s shares on the NYSE American during the appeal review period. However, if the Company does not appeal this determination, NYSE American will announce the date that trading will be suspended.

ABOUT ENSERVCO

Enservco provides a range of oilfield services through its various operating subsidiaries, including hot oiling, acidizing, frac water heating, and related services. The Company has a broad geographic footprint covering major domestic oil and gas basins across the United States. Additional information is available at www.enservco.com. On March 20, 2024, the Company announced an agreement to purchase Buckshot Trucking LLC, an energy logistics provider in multiple key oil and gas basins (the “Buckshot Acquisition”). The Buckshot Acquisition is scheduled to close in the third quarter of 2024. When closed, the Buckshot Acquisition would provide Enservco with a growing business that is not weather dependent, allow the Company to enter steady year-round logistics, provide an expanded operating footprint, and improve cash flow visibility.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This news release contains information that is "forward-looking" in that it describes events and conditions Enservco reasonably expects to occur in the future. Expectations for the future performance of Enservco are dependent upon a number of factors, and there can be no assurance that Enservco will achieve the results as contemplated herein. Certain statements denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, which are beyond Enservco's ability to predict, or control and which may cause actual results to differ materially from the projections or estimates contained herein. Among these risks are those set forth in Enservco’s annual report on Form 10-K for the year ended December 31, 2023, and subsequently filed documents with the Securities and Exchange Commission (“SEC”). Forward looking statements in this news release that are subject to risks related to, among other things, completion of the equity line of credit transaction, closing of the Buckshot Acquisition on anticipated terms and timing, and the ability of Enservco to successfully integrate Buckshot’s market opportunities, personnel and operations and to achieve expected benefits. Enservco disclaims any obligation to update any forward-looking statement made herein.

CONTACT

Mark Patterson

Chief Financial Officer

Enservco Corporation

mpatterson@enservco.com

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